Exhibit 10.25

OFF 1

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this XXth day of Month Year between WP Prism Inc. (the “Company”) and Participant’s Name (the “Participant”).

WHEREAS, the Company has adopted and maintains the WP Prism Inc. Management Stock Option Plan (the “Plan”) to promote the interests of the Company and its Affiliates and shareholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants of Options to purchase shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an option (the “Option”) with respect to XXXX shares of Common Stock of the Company. 50% of the Option will be a Time-Based Option to purchase XXXX shares of Common Stock and 50% of the Option will be a Performance-Based Option to purchase XXXX shares of Common Stock. With respect to the Time-Based Option, such Option shall vest and become exercisable with respect to twenty percent (20%) of such Option on each of the first five anniversaries of Month/Day, Year, (notwithstanding that the Grant Date may be a different date) until 100% of the Time-Based Option is fully vested and exercisable, subject in all cases to the Participant’s continued Employment through the applicable Vesting Date.

2.	Grant Date. The Grant Date of the Option hereby granted is Month/Day, Year.

3.	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Plan, as interpreted by the Committee, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

(a)

Cause. Notwithstanding the foregoing, for purposes of the Plan and this Agreement, “Cause” shall mean the occurrence of the events described in the following clauses (i) and (ii) herein, provided that no act or failure to act by the Participant shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company: the Company determines that the Participant (A) was guilty of gross negligence or willful misconduct in the performance of the Participant’s duties for the Company (other than due to the Participant’s physical or mental incapacity), (B) breached or violated, in any material respect, any written agreement between the Participant and the Company or any material policy in the Company’s code of conduct or similar employee conduct policy (as amended from time to time), or (C) committed a non-de minimis act of dishonesty or breach of trust with regard to the Company, any of its subsidiaries or Affiliates, or (ii) the Participant is indicted of, or plead guilty or nolo contendre to, a felony or other crime of moral turpitude.

(b)	Good Reason. Notwithstanding the foregoing, for purposes of the Plan and this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the Participant’s prior written consent: (i) any materially adverse change to the Participant’s then responsibilities, duties, authority or status or any adverse change in the Participant’s then positions, titles or reporting responsibilities; and provided, further that the Company ceasing to be or becoming a publicly traded shall not be deemed a material adverse change; (ii) a relocation of the Participant’s principal business location to an area outside a 50 mile radius of its current location or moving of the Participant from the Company’s headquarters; or (iii) a material breach by the Company of this Agreement or any other material agreement with the Participant relating to the Participant’s compensation; provided, that, within 60 days following the occurrence of any of the events set forth therein, the Participant has delivered written notice to the Company of the Participant’s intention to terminate the Participant’s Employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

4.	Exercise Price. The exercise price of each share of Common Stock underlying the Option hereby granted is $XX.XX.

5.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. This Agreement is intended to comply with Section 409A of the Code and any guidance issued thereunder and shall be interpreted, operated and administered accordingly.

6.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

7.	Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Committee of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant. All shares of Common Stock of the Company obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Shareholders’ Agreement.

8.	Non-solicitation, Non-recruitment and Non-competition. In consideration of Participant’s employment with the Company (which, for purposes of this Section 8, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Sponsor)) and the Grant of an Option pursuant to this Agreement, Participant makes the following covenants described in this Section 8:

(a)	Non-solicitation of Company Customers and Suppliers. During the Participant’s Employment and for the twelve month period following the termination of such Employment for any reason (the “Restricted Period”), Participant shall not, directly or indirectly, on behalf of Participant or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any of the Company’s then-current and actively-sought potential customers (“Customers”) or suppliers of inventory (“Suppliers”) in connection with any business activity that is operated by a Competitor (as defined below) of the Company.

(b)	Non-solicitation of Company Employees. During the Restricted Period, Participant shall not, without the prior written consent of the Board, directly or indirectly, on behalf of Participant or any third party, solicit or hire or recruit or, other than in the good faith performance of Participant’s duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 8(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)	Non-competition with the Company. During the Restricted Period, Participant shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section 8, a Competitor of the Company shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Alcon, Advanced Medical Optics, Inc., Allergan, Inc., Johnson & Johnson (provided that, with respect to Johnson & Johnson, this provision shall be limited to Johnson & Johnson businesses that are primarily engaged in the provision of ophthamological products, including, without limitation, the Vistakon Division), CIBA Vision, Carl Zeiss Meditec, Inc., STAAR Surgical Company, Cooper Companies, Santen Pharmaceutical Co., Ltd., and ISTA Pharmaceuticals; or (ii) any individual or entity that within two years after your termination could reasonably be expected to generate more than $50 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) Participant has actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which Participant has actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 8(c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 8.

(d)	Non-disclosure of Confidential Information and Trade Secrets. During the term of Participant’s Employment and thereafter, except in the good faith performance of Participant’s duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Participant shall not, directly or indirectly, for Participant’s own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of Participant’s breach of this paragraph).

(e)

Enforceability of Covenants. Participant acknowledges that the Company has a present and future expectation of business from and with the Customers and Suppliers. Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 8, and Participant agrees that Participant will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and Participant hereby waives any such defense. Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Participant agrees that Participant’s covenants under this Section 8 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of Participant’s covenants and obligations under this Section 8. Participant agrees that any breach of any covenant under this Section 8 will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

9.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and an employment agreement effective on the date hereof.

10.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

12.	Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to a QPO, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the applicable Shareholders’ Agreement and the Participant hereby agrees to be bound thereby.

*        *        *         *        *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Shareholders’ Agreement as of the day and year first written above.

WP Prism Inc.

Sean D. Carney

Managing Director

Participant’s Name

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